Exhibit 3.1(i)

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MUST HAVES, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Must Haves, Inc., a Florida corporation bearing Document No. P04000041568 (the “Corporation”), does hereby submit these Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation as follows:

FIRST: Article III of the Corporation’s Amended and Restated Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE III

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred Ten Million (110,000,000), of which:

(i) One Hundred Million (100,000,000) shares shall be designated Common Stock, no par value. Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders;

(ii) Ten Million (10,000,000) shares shall be designated Preferred Stock. The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.”

SECOND: The foregoing amendment was adopted pursuant to written consent of the sole director dated September 18, 2009, and by written consent of the holders of a majority of the issued and outstanding shares of the common stock of the Corporation dated September 18, 2009. Therefore, the number of votes cast for the Amendment to the Corporation’s Amended and Restated Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, has executed these Articles of Amendment to the Corporation’s Amended and Restated Articles of Incorporation this 26th day of October, 2009.

/s/ Stella Gostfrand
Stella Gostfrand, President